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EXECUTION COPY                                                       EXHIBIT 2.1



          CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST

            FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 OF THE

         SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED

                              WITH THE COMMISSION.

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             EPOCH BIOSCIENCES, INC.

                                       AND

                         EUROGENTEC NORTH AMERICA, INC.

                            DATED AS OF MAY 22, 2003


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      ASSET PURCHASE AGREEMENT, dated as of May 22, 2003 (the "Effective Date"), between EPOCH BIOSCIENCES, INC., a company incorporated under the laws of Delaware (the "Seller"), and EUROGENTEC NORTH AMERICA, INC., a company incorporated under the laws of Pennsylvania (the "Purchaser").

                              W I T N E S S E T H:

      WHEREAS, the Seller runs, through its San Diego division, a business consisting of an oligonucleotide manufacturing facility that is fully staffed with customer service, technical support, manufacturing operations and equipment, quality control, packaging, labeling and shipping operations (the "Business");

      WHEREAS, the Seller is the sole and exclusive owner of the Business and the Transferred Assets (as defined below);

      WHEREAS, the Seller wishes to sell the Business;

      WHEREAS, the Purchaser is a prominent actor in the oligonucleotide industry and is interested in buying the Transferred Assets, including the Business as a going concern, in order to add to its own capabilities a new production capability in a new and strategically important area;

      WHEREAS, the parties hereto desire that Seller sell, transfer, assign, convey and deliver to Purchaser the Transferred Assets, including substantially all of the assets and properties of, and rights of Seller used primarily or exclusively in, the Business, and that Purchaser purchase, acquire and accept the same, upon the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, the Board of Directors of Seller and Buyer, respectively, have approved and adopted this Agreement.

      NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

      SECTION 1.01 Certain Defined Terms

      As used in this Agreement, the following terms shall have the following meanings:

      "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

      "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

      "Agreement" or "this Agreement" means this Asset Purchase Agreement, dated as of May 22, 2003, between the Seller and the Purchaser (including the Exhibits hereto) and all amendments hereto made in accordance with the provisions of
Section 10.09.


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      "Amendment to Supply Agreement" means the amendment to that certain Supply
Agreement between Eurogentec S.A and the Seller in substantially the form attached hereto in Exhibit 8, which amends that certain Supply Agreement between those parties dated as of November 26, 2001, as previously amended January 2002.

      "Assumed Liabilities" has the meaning specified in Section 2.01(b).

      "Bill of Sale" shall mean the Bill of Sale, Assignment and Assumption Agreement attached as Exhibit 12.

      "Books and Records" means all Seller's books, manuals and other similar materials of any kind relating to the Business and the Transferred Assets, whether in documentary form or on microfilm, microfiche, magnetic tape, computer disk or other form, including, but not limited to, financial books and records, customer lists, vendor lists and standard forms.

      "Business" has the meaning specified in the recitals to this Agreement.

      "Business Day" means all days other than Saturdays, Sundays, and days on which banks are generally closed for business in either Belgium or the U.S.A. (Federal holidays).

      "Closing" has the meaning specified in Section 2.03.

      "Closing Date" has the meaning specified in Section 2.03.

      "Continuing Employees" shall mean all Employees other than the Non-Continued Employees.

      "Disclosure Schedule" means the disclosure schedule attached hereto as
Exhibit 2, dated as of the date hereof, and forming a part of this Agreement.

      "Employees" means the individuals employed by the Seller pursuant to the Business and identified as Employees on Exhibit 3 to this Agreement.

      "Encumbrance" means any security interest, pledge, mortgage, lien, or charge.

      "Environment" means surface waters, groundwaters, soil, subsurface strata and ambient air.

      "Environmental Claims" means any claim, demand, liability, duty, obligation, offset, lien, order or written request by any person, including any individual, corporation or Governmental Authority to undertake investigatory, cleanup, abatement or corrective action, or right or cause of action of any nature made, threatened, instituted or brought directly or indirectly and in any manner or forum, by reason of or in connection with any (1) use, generation, manufacture, production, transportation, treatment, storage, release, threatened release, discharge, disposal, or presence or suspected presence of, or exposure of any person or property to, any Hazardous Material; (2) migration, escape, seepage, leakage, spillage, emission or release of any Hazardous Material present on, under or about any property; or (3) violation of or failure to comply with any Environmental Law by Seller or any predecessor in title to Seller whether or not relating to any real property.

         "Environmental Laws" means any federal, state or local law, ordinance or regulation or any rule adopted or guideline promulgated pursuant thereto, or any order, ruling or directive of any

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federal, state, local, executive, judicial, legislative, administrative or other governmental or public agency, board, body or authority relating to health, industrial hygiene, the Environment, or the occupational or environmental conditions on, under or about any property (including ambient air, soil, soil vapor, groundwater, surface water or land use), whether previously, now or hereafter existing or in force including, without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Hazardous Materials Transportation Act, the Refuse Act, the Toxic Substances Control Act, the Clean Water Act, the Endangered Species Act, the Clean Air Act, the Occupational
Health and Safety Act, California Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65), and the applicable provisions of the California Health and Safety Code and the California Water Code, and the rules, regulations, and guidance documents promulgated or published thereunder.

      "Environmental Permits" means all permits, approvals, licenses and other authorizations related to or required by Environmental Laws, which Seller has obtained or which are held in order to permit Seller to conduct the Business.

      "Excluded Assets" means the assets (other than the Transferred Assets) which are used by the Seller for the purpose of conducting the Business and are listed in Exhibit 4 to this Agreement.

      "Financial Information" means:


      (A) The unaudited results of operations of the Seller's San Diego division (which includes, along with the results of operations for the Business, results of certain other operations of Seller which are not part of the Business, including without limitation, revenues from certain sales by Seller of its proprietary MGB oligonucleotides) for the period of November 15, 2000 through March 31, 2003, attached hereto as Exhibit 5;

      (B) The unaudited pro forma results of operations of the Seller's San Diego division (which have been adjusted to reflect only the results of operations of the Business), for the period of January 1, 2002 through December 31, 2002, attached hereto as Exhibit 6; and

      (C) A list of customers of the Seller, supplied by the Business, indicating the name of any such customer, and the US dollar volume invoiced to such customer in 2001 and 2002, and for the first quarter of 2003.

      "GAAP" means the United States generally accepted accounting principles as in effect from time to time;

      "Governmental Approvals" means all approvals, permits, qualifications, authorizations, licenses, franchises, consents, orders, registrations or other approvals of all Governmental Authorities which are necessary in order to permit Seller to carry on the Business.

      "Governmental Authority" means any governmental, federal, state, county, city, municipal or other local or foreign government, regulatory or administrative authority, or any subdivision, authority, agency, or commission, board, bureau, or any court, tribunal, or judicial, administrative panel, tribunal, or arbitral body, or other instrumentality thereof.


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      "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental
Authority.

      "Hazardous Materials" means any chemicals, compound, mixture, substance, object, condition, material or waste that is hazardous to human health or safety or to the environment, due to its radioactivity, ignitability, corrosivity, flammability, toxicity, infectiousness or other harmful properties or effects including, without limitation, (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance," "hazardous material," "hazardous waste," "acutely hazardous waste," "radioactive waste," "infectious waste, "biohazardous waste," "toxic substance," "pollutant," "toxic pollutant," "contaminant" as well as any formulation which has any characteristics such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "EP toxicity," or "TCLP toxicity;" (ii) petroleum, petroleum by-products or substances, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other thermal resources; (iii) "hazardous substance" as defined in
Section 35381(f) of the California Health and Safety Code; (iv) "waste" as defined in Section 13050(d) of the California Water Code; (v) asbestos in any form; (vi) urea formaldehyde foam insulation; and (vii) polychlorinated biphenyls (PCBs); and (viii) all chemicals, substances, materials and wastes that are now or hereafter may be regulated in any manner, classified as dangerous, hazardous or toxic, or as pollutants or contaminants, or to which exposure is prohibited or restricted by any federal, state or local governmental or public agency, board, body or authority or by any Environmental Law.

      "Indemnified Party" has the meaning specified in Section 8.03.

      "Indemnifying Party" shall mean the Seller or the Purchaser, as the case may be, as specified in Section 8.04.

      "Intellectual Property" shall mean any and all: (a) patents and patent applications, patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, certification marks, trade names, trade dress, domain names, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights (including software) and registrations and Internet Web sites and the content thereof; (d) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential and technical information, manufacturing, engineering and technical drawings, product specifications and confidential business information; (e) intellectual property rights similar to any of the foregoing; (f) Software, if any; (g) licenses of any of the foregoing; and (h) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

      "Intellectual Property Assets" means all intellectual property rights owned by or licensed to the Seller and used in connection with the Business, all of which are listed in Exhibit 7 to this Agreement, and other than Excluded Assets.

      "Inventory" shall mean all supplies and inventory owned by Seller as part of the Business as of the date hereof. As of April 30, 2003, such inventory includes the items listed on Exhibit 1 hereto (the parties acknowledge that there may be differences between such listed inventory versus actual inventory as of the date hereof, resulting from events in the ordinary course of business).


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      "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, requirement or rule of common law.

      "Leased Real Property" means the offices and other facilities leased by the Seller pursuant to the Leases and used in connection with the Business.

      "Leases" means the real property leases and rental agreements, as amended, entered into with respect to the Leased Real Property, as attached in Exhibit 9 to this Agreement.

      "Letter Agreement" means that certain letter dated May 22, 2003 delivered by Purchaser to Seller, regarding pre-closing covenants of Seller and certain Non-Continued Employee issues.

      "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, determined or determinable, known or unknown.

      "Loss" has the meaning specified in Section 8.02(a).

      "Material Adverse Effect" means a result or effect arising out of or resulting from any event, circumstance, change or effect, either individually or in the aggregate with all other events, circumstances, changes or effects, that is or are or would be reasonably expected to be (a) materially adverse to the business, assets, financial condition or results of operations of the Business (including, in respect of the continuation of the Business by the Purchaser after the Closing Date) or (b) materially adverse to the ability of the Seller to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Transactions, in each case other than any result or effect arising out or resulting from (i) changes in general economic conditions, (ii) changes or developments in the industries to which the Business relates, or (iii) the announcement or pendancy of this Agreement or the transactions contemplated hereby.

      "Non-Continued Employees" shall mean the employees identified as Non-Continued Employees on Exhibit 3 hereto.

      "OligoTracker Software" means the version of the custom developed software used by the Seller in the Business as of, and delivered to Purchaser at, the Closing Date and used to track, assist in manufacturing and paperwork generation with respect to, and invoice customer orders ("OligoTracker Software" does not include the version of Seller's oligotracker software used in its operations other than the Business which software has the functionality of the OligoTracker Software and also interfaces to other software programs used by the Seller). The Seller shall have no obligation to repair, maintain or provide updates to, the OligoTracker Software. The Purchaser acknowledges that other third party commercial software is necessary to operate the OligoTracker Software and that the Seller is not providing such third party commercial software to the Purchaser.

      "Party" means the Seller or the Purchaser, as the case may be, and "Parties" means the both of them.

      "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies not yet due and payable; (b) encumbrances imposed by Law, such as mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under


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workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) any other customary encumbrance affecting any asset which does not materially impede or otherwise affect the ownership or operation of such asset.

      "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

      "Pre-Closing Period" means the period (or a portion thereof) ending on or prior to the Closing Date.

      "Purchase Price" has the meaning specified in Section 2.02.

      "Purchaser" has the meaning specified in the recitals to this Agreement.

      "Release" means releasing, disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, pumping, pouring, migrating or, seeping into the Environment (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material) and shall also mean a substantial likelihood of a release that requires action to prevent or mitigate damage to the Environment that may result from such release.

      "Remedial Action" means all action reasonably necessary and required under any applicable Environmental Law or Environmental Permit and all action required by a Governmental Authority to clean up, remove, treat or handle in any other way Hazardous Materials in the Environment.

      "Seller" has the meaning specified in the recitals to this Agreement.

      "Tax" or "Taxes" means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and all other taxes, fees, stamp taxes and duties, assessments or charges of any kind, together with any interest and penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto.

      "Third Party Claims" has the meaning specified in Section 8.02(b).

      "Transaction Documents" means (i) this Agreement, (ii) the Amendment to Supply Agreement, (iii) the Bill of Sale, and (iv) the Letter Agreement..

      "Transactions" means the transactions contemplated by the Transaction Documents.

      "Transferred Assets" shall have the meaning set forth in Section 2.01.

      "Transferred Contracts" means the contracts relating to the Business to which Seller is a party and which are listed in Exhibit 10 to this Agreement, including, but not limited to, the Leases and any non-competition agreement to which Seller is a party regarding the Business or the Transferred Assets.

                                   ARTICLE 2

                                PURCHASE AND SALE
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EXECUTION COPY                                                       EXHIBIT 2.1

      SECTION 2.01 Purchase and Sale

      (A) Seller agrees to sell, assign, transfer and convey to the Purchaser or cause to be sold, assigned, transferred and conveyed to the Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, at the Closing, all rights, titles and interests in, to and under all rights, licenses, permits, claims and contracts of every kind, character and description owned or leased by Seller, or used or held for used by Seller, in connection with the Business, as the same may exist on the Closing Date, including the following assets, whether real, personal or mixed, tangible or intangible (the "Transferred Assets"):

               (I) all rights and interests of Seller in and to the assets owned or used by Seller in the Business, including, but not limited to, the goodwill of the Business and the tangible assets listed in Exhibit 11 to this Agreement;

               (II) all property, plant and equipment, together with all associated parts and supplies, all furniture and other office equipment owned or used by the Seller in conducting the Business;

               (III) all assignable Governmental Approvals and Environmental Permits;

               (IV) all rights and interests of the Seller in and to the Transferred Contracts;

               (V) all rights and interests of the Seller in and to the Leases;

               (VI) the Books, and Records;

               (VII) all rights and interests of Seller in and to the Intellectual Property Assets;

               (VIII) all rights and interests of Seller in and to the Inventory; and

               (IX) all of Seller's claims, demands, deposits (excluding security deposits made under the Leases), refunds, rebates, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment relating primarily or exclusively to the Transferred Assets or in connection with Seller's operation of the Business, including, but not limited to, rights to or claims for refunds or rebates of Taxes (excluding refunds for excess California state sales taxes paid by Seller prior to the Closing) and other governmental charges (excluding the benefit of net operating loss carryforwards, carrybacks or other credits of Seller, if any) in each case relating solely to the Transferred Assets in connection with Seller's operation of the Business.

               (X) a fully-paid-up, royalty-free, irrevocable, perpetual, worldwide license to use, copy, reproduce, distribute, sell, modify and create derivative works of, the OligoTracker Software for any purpose. The Purchaser shall have the right to assign or sublicense the foregoing license rights without limitation and without notice to or consent of the Seller.

      Notwithstanding the foregoing, the Transferred Assets shall not include the Excluded Assets.

      (B) Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, from and after the Closing Date, the Purchaser shall assume and agree to pay, perform

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EXECUTION COPY                                                       EXHIBIT 2.1

and discharge (i) all Liabilities relating to the Transferred Contracts, provided that such obligations arise on or after the Closing Date and do not pertain to the Pre Closing Period, and (ii) all executory obligations set forth in the Transferred Contracts which exist as of the Closing Date ("Assumed Liabilities"). Nothing contained in this Agreement shall require the Purchaser to pay, perform or discharge any of the Assumed Liabilities so long as it shall in good faith contest or cause to be contested the amount or validity thereof and shall have indemnified and have held harmless the Seller with respect thereto.

      Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser shall not assume or be responsible for any Liabilities of the Seller other than the Assumed Liabilities, even though such Liabilities pertain directly or indirectly to the Business or to the Transferred Assets.

      SECTION 2.02 Purchase Price

      Subject to the terms and conditions of this Agreement, and in consideration for the Transferred Assets, upon the Closing (as defined) the Purchaser shall pay to the Seller by wire transfer to the account of the Seller, which shall be designated by Seller not less than three (3) Business Days prior to the Closing Date, or by check, $1,400,000 USD (One Million Four Hundred Thousand U.S. Dollars) (the "Purchase Price").

      SECTION 2.03 Closing

      Subject to the terms and conditions of this Agreement, the sale and purchase of the Business contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Seller's counsel at 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660, at 6:00 p.m. local time on May 30, 2003, or at such other time and date as this Agreement shall be executed by both parties (the "Closing Date").

      SECTION 2.04 Closing Deliveries by the Seller

      At the Closing, the Seller shall deliver or cause to be delivered to the
Purchaser:

      (A) A receipt for the Purchase Price;

      (B) Certified copies of resolutions, duly adopted by the Board of Directors of the Seller, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement;

      (C) A duly executed counterpart of the Amendment to Supply Agreement;

      (D) The consents and approvals of all Seller's counter parties to the Transferred Agreements, to the extent that they are required in order to give effect to the assignment of the Transferred Contracts;

      (E) A duly executed counterpart of the Bill of Sale; and

      (F) Such other documents as are reasonably required to be delivered by the Seller to effectuate the transfer of the Transferred Assets and the Assumed Liabilities to the Purchaser.

      SECTION 2.05 Closing Deliveries by the Purchaser


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EXECUTION COPY                                                       EXHIBIT 2.1

      At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller:

      (A) The Purchase Price, paid by wire transfer to the account of the Seller;

      (B) Certified copies of resolutions, duly adopted by the Board of Directors of the Purchaser, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance by Seller of this Agreement;

      (C) A duly executed counterpart of the Amendment to Supply Agreement;

      (D) A duly executed counterpart of the Bill of Sale; and

      (E) Such other documents as are reasonably required to be delivered by the Seller to effectuate the transfer of the Transferred Assets and the Assumed Liabilities to the Purchaser.

      SECTION 2.06 Continued Cooperation

      After the Closing Date, Seller shall execute and deliver at the request of Purchaser such additional documents and instruments as may be reasonably required to carry out the intent of this Agreement and the transactions contemplated hereby, to provide whatever documents or other evidence of title as may be reasonably requested by the Purchaser to confirm the Purchaser's ownership, possession and control of the Transferred Assets, or to enable Purchaser to exercise and enjoy all rights and benefits of Seller with respect thereto.

      SECTION 2.07 Sales Taxes

      Purchaser and Seller shall equally bear any sales taxes, use taxes, transfer taxes, withholding taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses ("Sales Taxes") that may become payable in connection with the sale of the Purchased Assets to Purchaser imposed by any taxing authority, provided that Seller's obligation under this Section 2.07 shall not exceed one-half (1/2) of the Sales Taxes due based upon the book value of the taxable Purchased Assets, exclusive of any allocation to goodwill, as reflected on Exhibit 1 hereto.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows, subject to the disclosures and exceptions set forth in the Disclosure Schedule:

      SECTION 3.01 Organization and Authority of the Seller

      The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the Transactions. The Seller is duly licensed or qualified to do business, holds all Governmental Approvals and is in good standing in each jurisdiction in which the properties related to the Business or the operation of the Business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not (i) adversely affect the ability of the Seller to carry out its obligations under,

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and to consummate the Transactions, (ii) adversely and materially affect the ability of the Seller to conduct the Business, or (iii) have a Material Adverse Effect. The execution and delivery of the Transaction Documents by the Seller, the performance by the Seller of its obligations thereunder and the consummation by the Seller of the Transactions thereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been, and each of the other Transaction Documents, when executed, will be, duly executed and delivered by the Seller, and constitute, legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms.

      SECTION 3.02 No Conflict

      Assuming that all consents, approvals, authorizations and other actions referred to in Section 3.03 have been obtained, the execution, delivery and performance of this Agreement do not, and each of the other Transaction Documents will not, and the consummation of the Transactions will not (with or without notice or lapse of time or both) (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Seller (b) conflict with or violate any Law or Governmental order applicable to the Seller or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default or event of default under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Seller pursuant to, any agreement to which the Seller is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses
(a), (b) and (c), to the extent that such conflicts, breaches, defaults or other matters would not (i) materially adversely affect the ability of the Seller to carry out its obligations under, and to consummate the Transactions, (ii) materially adversely affect the ability of the Seller (and after the Closing Date, of Purchaser) to conduct the Business or (iii) otherwise have a Material Adverse Effect. Except as set forth in Section 3.03, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Seller of this Agreement or any of the other Transaction Documents to which Seller is or is to become party or the consummation of the Transactions.

      SECTION 3.03 Governmental Consents

      The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller and consummation of the Transactions do not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except as referred to in Section 3.03 of the Disclosure Schedule.

      SECTION 3.04 Financial Information

      (A) The Financial Information reflects all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with the relevant accounting rules and practices applied on a basis consistent with the past practice of the Seller and throughout the periods involved (subject to the parenthetical provisions in the definition of Financial Information), (ii) is in all material respects complete and correct, and does not contain or reflect any material inaccuracies or discrepancies, and (iii) has been maintained in accordance with good business and accounting practices. The information referred to under sub-section (c) of the definition of Financial Information is true, correct and accurate.


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      (B) Except as set forth in Section 3.04(b) of the Disclosure Schedule (and subject to the parenthetical provisions in the definition of Financial Information), the Financial Information was prepared on the basis of the books of account and other financial records of the Seller in accordance with GAAP.

      SECTION 3.05 Governmental Approvals

      (A) Section 3.05 of the Disclosure Schedule lists all Governmental Approvals held by the Seller.

      (B) The Seller is in material compliance with all and any of the Governmental Approvals.

      SECTION 3.06 Inventories

      Subject to amounts reserved therefor or taken into account in the Financial Information and the Books and Records, and except as set forth in
Section 3.06 of the Disclosure Schedule, the values at which all Inventories are carried as set forth on Exhibit 1 reflect the valuation policy of stating such Inventories at the lower of cost or market value. Except as set forth in Section
3.06 of the Disclosure Schedule, the Seller has good and marketable title to the Inventories free and clear of all Encumbrances. Except as set forth in Section
3.06 of the Disclosure Schedule, the Seller has not acquired or committed to acquire or manufacture Inventory for sale which is not of a quality and quantity usable in the ordinary course of the Business within a reasonable period of time and consistent with past practice. Except as set forth in Section 3.06 of the Disclosure Schedule, all Inventories are located in the Leased Real Property.

      SECTION 3.07 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions


      Since January 1, 2003, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as would not be reasonably expected to have a Material Adverse Effect, since January 1, 2003, the Seller has not:

      (A) permitted or allowed any of the Transferred Assets (whether tangible or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances or Encumbrances that will be released at or prior to the Closing;

      (B) amended, terminated, cancelled or compromised any material claims of the Seller related to the Business or waived any other rights of substantial value to the Business;

      (C) sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed, used for the purpose of conducting the Business, other than the sale of Inventories in the ordinary course of the Business consistent with past practice and other than the Excluded Assets;

      (D) made any material changes in the customary methods of operations of the Business, including, without limitation, practices and policies relating to manufacturing, purchasing, Inventories, marketing, labeling, packaging, selling and pricing;


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      (E) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Seller to any of the Employees, except as required by Law or any collective bargaining agreement;

      (F) amended, waived, modified or consented to the termination of any Transferred Contracts or the Seller's rights thereunder;

      (G) suffered any damage, destruction or loss, whether covered or not by insurance, materially and adversely affecting the Business; or

      (H) received notice that there has been or is likely to be a loss of, or material order cancellation by, any major customer of, or third party doing business with the Seller, in relation to the Business.

      SECTION 3.08 Environmental and Other Permits and Licenses; Related Matters


      Except as disclosed in Section 3.8 of the Disclosure Schedule:

      (A) The Seller's conduct of the Business is in compliance with the Environmental Permits and all applicable Environmental Laws. Seller has no Liability under, nor has it ever violated, any Environmental Law, which violation would have a Material Adverse Effect. In addition, any property owned, operated, leased, or used by Seller in the Business is presently in compliance with all applicable Environmental Laws, except for such non-compliance as would not have a Material Adverse Effect. Seller has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or any enforcement of any Environmental Law with respect to the Business or the Leased Real Property; and Seller has no reason to believe that any of the above will be forthcoming.

      (B) The Seller has delivered to Purchaser a copy of every written communication given or received by Seller since Seller acquired the Business, to or from any Governmental Authority regarding Environmental Laws with respect to the property which is used for the Business. Seller has provided to Purchaser copies of all material documents, records, and information available to Seller concerning any environmental or health and safety matter relevant to the Business or the Leased Real Property, whether generated by Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, or other authorizations issued by any Governmental Authority.

      (C) Seller has never been in violation since Seller acquired the Business of any Environmental Laws, rule or regulations that apply to the conduct of the Business or any Leased Real Property, except for such violations as would not have a Material Adverse Effect. There has never been any citations, fine or penalty imposed, asserted or, to the knowledge of Seller, threatened against Seller with respect to the Business as operated by Seller or the Leased Real Property, as occupied by Seller, under any foreign, federal, state, local or other law or regulations in relation to Environmental Laws or Environmental Permits and Seller is not aware of any circumstances, occurrences, or conditions likely to result in the imposition or assertion of such a citation, fine or penalty, nor has Seller received any notice to the effect that Seller is in violation of any such

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Environmental Laws or Environmental Permits with respect to the Business or the
Leased Real Property.

      (D) The Seller currently holds in good standing all Environmental Permits necessary for the current use, occupancy or operation of its respective properties and assets and for the purpose of conducting the Business as currently conducted, except as the failure to have any such Environmental Permit would not have a Material Adverse Effect.

      (E) There are no Hazardous Materials used in connection with the conduct of the Business by the Seller that, to the knowledge of the Seller, are present on, under or within any of the Leased Real Property which constitute a breach of any Environmental Law or of any Transferred Contracts, including the Leases.

      (F) There are no Environmental Claims pending, or to the knowledge of the Seller, threatened in relation to the Business.

      (G) None of the past or present operations of the Business by the Seller is, to the knowledge of the Seller, the subject of any inquiry or investigation by any Governmental Authority evaluating the health, safety and protection compliance practices of the Business. Seller has not received any notice or claim to the effect that it is or may be liable to any person or former employees as a result of such noncompliance, worker exposure and/or worker safety or health violation with respect to the Business.

      (H) All appropriate sampling, testing, and laboratory analysis has been conducted to ensure that no employee of the Seller involved in the Business, past or present, has (since Seller assumed operation of the Business) been exposed to levels of methylene chloride (dichloromethane) or acetonitrile above regulatory limits and all employees have been informed of the results of any testing conducted.

      (I) The Seller has not filed any notice, including but not limited to, manifest discrepancy notification, disposal extension, and/or episodic waste report under any Environmental Law indicating past or present compliance exceptions with the generation, treatment, storage or disposal of a Hazardous Material, or reporting a Release into the Environment, in both cases with respect to the Business or the Leased Real Property.

      (J) Except in compliance with applicable Environmental Laws, other than such noncompliance which would not have a Material Adverse Effect, Seller has never in its conduct of the Business, generated, used, stored or handled any Hazardous Materials nor has it treated, stored, disposed of, spilled or released any Hazardous Materials at any site presently or formerly owned, leased, operated or used by Seller or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facilities except as identified in
Section 3.08 of the Disclosure Schedule.

      (K) To the knowledge of Seller, there are not now, nor have there ever been underground storage tanks on the Leased Real Property.

      (L) No lien has been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased or used by Seller in connection with the Business as a result of the presence of any Hazardous Materials.


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      (M) In connection with the operation of the Business, Seller has never treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Materials, or operated the Leased Real Property in a manner that has given or would give rise to Environmental Claims for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws, on the Leased Real Property or, to the knowledge of Seller, on any other location for purposes of waste treatment or disposal.

      SECTION 3.09 Transferred Contracts

      (A) The Seller has delivered to the Purchaser a correct and complete copy of each of the Transferred Contracts, in each case as amended to date.

      (B) With the exception of the contracts listed as Excluded Assets, the Seller is not a party to any contract material to the operation of the Business, other than the Transferred Contracts.

      (C) Each of the Transferred Contracts is valid, enforceable and binding on Seller, and to Seller's knowledge, on the respective parties thereto and is in full force and effect, except as such enforcement may be limited or prohibited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of rights in general. The Seller is not in breach of, or default under, any of the Transferred Contracts.

      (D) To the knowledge of the Seller, no other party to any of the Transferred Contracts is in breach thereof or default thereunder.

      SECTION 3.10 Intellectual Property

      Except as would not have a Material Adverse Effect or except as disclosed in Section 3.10 of the Disclosure Schedule:

      (A) The Seller owns or has a valid right to use all of the Intellectual Property Assets. To the knowledge of the Seller, all and any of Intellectual Property Assets are valid and enforceable and have not been adjudged invalid or unenforceable in whole or in part, and are not challenged or disputed.

      (B) The Seller's conduct of the Business has not, to Seller's knowledge, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Seller have never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from violating any Intellectual Property rights of any third party).

      (C) To the knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights.

      (D) [Deleted.]

      (E) The Seller, in its conduct of the Business since it acquired the Business, has maintained and enforced a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the Seller's standard form, a copy of

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which has previously been provided to Purchaser. All current and former employees of the Seller engaged in the Business since Seller's acquisition of the Business have executed such an agreement including, without limitation, executed written agreements assigning to the Seller all rights to any inventions, improvements, discoveries or information relating to the Business of Seller. No present, or to Seller's knowledge, former, employees, officers, directors or contractors of the Seller retain any rights of ownership or use of the Intellectual Property Assets.

      SECTION 3.11 Real Property

      (A) Section 3.11(a) of the Disclosure Schedule lists: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property, (iii) the term of the Leases pertaining to each such parcel of Leased Real Property, (iv) the amount of the annual rent, and (v) the current use of each such parcel of Leased Real Property. Except as set forth in
Section 3.11(a) of the Disclosure Schedule, the Leased Real Property constitutes all of the real property owned or leased by the Seller in order to operate the Business.

      (B) The Seller is in peaceful and undisturbed possession of each parcel of Leased Real Property, and there are no contractual or legal restrictions that materially preclude or restrict the ability to use the premises for the purposes for which they are currently being used. To the knowledge of the Seller, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of the Leased Real Property, other than those that would not prevent or materially delay the consummation of the transactions contemplated by this Agreement and would not have a Material Adverse Effect. Except as set forth in Section 3.11(b) of the Disclosure Schedule, neither the Seller has not subleased any parcel or any portion of any parcel of Leased Real Property to any Person, nor has the Seller assigned its interest under any Lease listed in Section 3.11(a) of the Disclosure Schedule to any third party.

      (C) The Seller has, or has caused to be, delivered to the Purchaser correct and complete copies of all Leases listed in Section 3.11(a) of the Disclosure Schedule and any and all ancillary documents pertaining thereto. With respect to each of such leases and subleases:

               (I) such lease or sublease, together with all ancillary documents delivered pursuant to the first sentence of this Section 3.11(c), is legal, valid and in full force and effect, and binding and enforceable against the Seller, and to the Seller's knowledge against the other parties thereto;

               (II) except as otherwise disclosed in Section 3.11(c) of the Disclosure Schedule, with respect to each such lease or sublease: (A) the Seller has not received any notice of cancellation or termination under such Lease and
(B) the Seller has not received any notice of a breach or default under such Lease, which breach or default has not been cured;

               (III) neither the Seller nor, to the knowledge of the Seller, any other party to such lease or sublease, is in breach or default in any material respect;
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               (IV) to the knowledge of the Seller, there are no facts that would prevent the Leased Real Property from being occupied after the Closing by the Purchaser in the same manner as by the Seller immediately prior to the Closing; and

               (V) the rental set forth in each Lease of the Leased Real Property is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

      SECTION 3.12 Transferred Assets

      (A) Except as disclosed in Section 3.12 of the Disclosure Schedule, the Seller owns, leases or has the legal right to use all the Transferred Assets and, with respect to Transferred Contracts, is a party to and enjoys the right to the benefits of all Transferred Contracts.

      (B) The Transferred Assets, together with (i) the Excluded Assets, (ii) the non transferable Governmental Approvals and Environmental Permits (which must be obtained by the Purchaser as a condition precedent to the obligations of the Purchaser in accordance with Section 7.02), and (iii) the rights granted to the Purchaser under the Amendment to Supply Agreement, constitute all the properties, tangible or intangible assets of any kind, including licenses, permits, and rights forming a part of, used, and all such properties, assets and rights as are necessary in order to enable the Purchaser to carry on the Business as currently conducted after the Closing Date.

      SECTION 3.13 Employee Benefit Matters

      (A) Section 3.13(a) of the Disclosure Schedule lists (i) each Employee benefit plan and each bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, life insurance, supplemental retirement, severance or other benefit plan, program or arrangement, and each employment, termination, severance or other contract or agreement, to which the Seller is a party, with respect to which the Seller has any obligation, or that are maintained, contributed to or required to be contributed to or sponsored by the Seller for the benefit of any of the Employees (the "Plans"). Each Plan is in writing and the Seller has made available to the Purchaser an accurate copy of each such Plan.

      (B) Except as disclosed on Section 3.13(a) of the Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements to which the Seller is a party, with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any of the Employees. Except as disclosed on Section 3.13(a) of the Disclosure Schedule, the Seller has no express or implied commitment, (i) to create, incur liability with respect to or cause to exist, any other employee benefit plan, program or arrangement, or (ii) except with respect to the current employment agreements of the Employees, to enter into any contract or agreement to provide compensation or benefits to any individual.

      (C) Each Plan has been administered in all material respects in accordance with its terms and the requirements of applicable laws. The Seller has performed in all material respects all obligations to be performed by them under, and were not and are not in any material respect in default under or in violation of, any Plan. Except as would not have a Material Adverse Effect, no action, claim or proceeding is pending or, to the knowledge of the Seller, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Seller, no fact or event exists that could give rise to any such action, claim or proceeding.
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      (D) Except as disclosed in Section 3.13(c) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any director, officer or employee of the Seller.

      SECTION 3.14 Labor Matters

      The Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Business. Since January 1, 2001 there has not occurred or, to the knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed in the operation of the Business. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition or, to the knowledge of Seller, no representation application pending or, to the knowledge of the Seller, threatened with respect to any employee employed in the operation of the Business. The Seller has complied with all provisions of laws and regulations pertaining to the employment of employees, including, without limitation, all such Applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not had or resulted in, and will not have or result in a Material Adverse Effect.

      SECTION 3.15 Taxes

      The Seller has timely filed all Tax returns required to be filed by or on behalf of the Seller relating to the Business for any period on or before the date hereof, taking into account any extension of time to file that has been granted to or obtained on behalf of the Seller and all such Tax returns are correct and complete in all material respects, (ii) the Seller has paid when due all Taxes shown as due on such Tax returns, and (iii) all other Taxes that are due (or claimed by any Governmental Authority to be due) in connection with the Business or the Transferred Assets, that are chargeable as a lien upon the Business or the Transferred Assets, or that may become due in connection with the Business or the Transferred Assets with respect to any Pre-Closing Period, have been paid or have been adequately reserved for in the books and records of Seller. All Taxes required to be withheld by the Business have been duly withheld and paid to the proper taxing authority or properly reserved for in accounts for such purpose. No deficiency for Tax has been asserted or assessed by a taxing authority against the Seller, the Business or the Transferred Assets. No written document or comparable consent extending or waiving, or having the effect of extending or waiving, the application of the statute of limitations with respect to any Taxes or Tax returns in respect of, or relating to, the Business or the Transferred Assets, and no power of attorney with respect to any such Taxes or Tax returns, is currently outstanding, pending or otherwise in effect with the IRS or any other taxing authority. No Tax returns or Taxes in respect of, or relating to, the Business or the Transferred Assets are currently under audit by any taxing authority.

      SECTION 3.16 Litigation

      There are no Actions against the Seller related to the Business and pending before any Governmental Authority or, to the knowledge of the Seller after due inquiry, threatened to be brought by or before any Governmental Authority, in relation to the Business.


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      SECTION 3.17 Insurance

      Section 3.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, Liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage relating to the Business:

      (A) the name, address, and telephone number of the agent;

      (B) the name of the insurer, the name of the policyholder, and the name of each covered insured;

      (C) the policy number and the period of coverage;

      (D) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

      (E) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect except as such may be limited or prohibited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of rights generally and by general principles of equity (whether applied in a proceeding, at law or in equity); (B) neither the Seller nor, to the knowledge of the Seller, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (C) to the knowledge of the Seller, no party to the policy has repudiated any provision thereof; and

      (F) Section 3.17 of the Disclosure Schedule sets forth known pending claims, if any, made against the Company that are covered by insurance. Such claims have been disclosed to and accepted by the appropriate insurance companies and are being defended by such appropriate insurance companies. Except as set forth on Schedule 3.17, no claims have been denied coverage during the last five (5) years.

      SECTION 3.18 Product Warranty, Liability

      (A) Each product manufactured, sold, leased, or delivered by the Seller in conducting the Business has been in conformity with all material applicable contractual commitments and all express and implied warranties, and the Seller has no material Liability for replacement or repair thereof or other damages in connection therewith.

      (B) The Seller has no material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller, except as been adequately reserved for in the books and records of Seller.

      (C) For the avoidance of doubt the fact that the Seller makes these representations may not be construed as implying an undertaking of the Purchaser to assume any product warranty and Liabilities in connection therewith in respect of any product sold by the Business prior to the
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Closing Date or, in general, to assume any Liabilities with the performance by the Seller of any agreement, including a Transferred Contract, prior to the Closing Date.

      SECTION 3.19 OligoTracker Software.


      SELLER HEREBY WARRANTS THAT (a) TO THE KNOWLEDGE OF SELLER, NEITHER THE OLIGOTRACKER SOFTWARE NOR ANY USE THEREOF SHALL INFRINGE OR MISAPPROPRIATE ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS, (b) THERE ARE NO PENDING, AND TO SELLER'S KNOWLEDGE THREATENED, CLAIMS, LITIGATION OR OTHER PROCEEDINGS REGARDING ANY OF THE OLIGOTRACKER SOFTWARE AND SELLER IS NOT AWARE OF ANY FACTS OR CIRCUMSTANCES THAT MAY LEAD TO ANY SUCH CLAIM LITIGATION OR OTHER PROCEEDING; (C) SELLER IS THE OWNER OF, AND HAS GOOD AND MARKETABLE TITLE TO THE OLIGOTRACKER SOFTWARE, AND HAS ALL RIGHTS NECESSARY TO GRANT THE LICENSES PROVIDED HEREIN.

      EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, THE SELLER HEREBY EXPRESSLY DISCLAIMS ANY ALL OTHER WARRANTY WARRANTIES, INCLUDING ANY WARRANTY THAT THE PURCHASER'S USE OF THE SOFTWARE WILL BE UNINTERRUPTED OR THAT THE OPERATION OF THE OLIGOTRACKER SOFTWARE WILL BE ERROR-FREE OR SECURE. EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, THE SELLER FURTHER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE OLIGOTRACKER SOFTWARE INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES AGAINST INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, THE OLIGOTRACKER SOFTWARE IS PROVIDED "AS IS" AND MAY NOT BE FUNCTIONAL ON ANY MACHINE OR ANY NETWORK OR IN ANY ENVIRONMENT. EXCEPT FOR THE WARRANTIES SET FORTH ABOVE, THE PURCHASER ASSUMES ALL RISK OF THE USE, QUALITY, AND PERFORMANCE OF THE OLIGOTRACKER SOFTWARE, INCLUDING, WITHOUT LIMITATION, ANY DAMAGE CAUSED TO THE PURCHASER'S COMPUTER NETWORK AS A RESULT OF THE INSTALLATION OR USE OF THE OLIGOTRACKER SOFTWARE.

      EXCEPT FOR THE WARRANTIES SET FORTH ABOVE AND SELLER'S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO THE OLIGOTRACKER SOFTWARE, IN NO EVENT SHALL THE SELLER OR ITS AFFILIATES, OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE RESPONSIBLE OR LIABLE FOR ANY LOST PROFITS, LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE, LOSS OF INFORMATION, LOSS OF DATA, OR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER DAMAGES (EVEN IF THE SELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY ARISING OUT OF OR RELATING IN ANY WAY TO THE OLIGOTRACKER SOFTWARE.





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                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows.

      SECTION 4.01 Organization and Authority of the Purchaser

      The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Pennsylvania and has all necessary corporate power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents, when executed, will be, duly executed and delivered by the Purchaser, and constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms.

      SECTION 4.02 No Conflict

      Assuming that all consents, approvals, authorizations and other actions referred to in Section 4.03 have been obtained, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser, do not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) except as referred to in Section 4.02 of the Disclosure Schedule, conflict with, or result in any breach of, constitute a default under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any agreement to which the Purchaser is a party or by which any of its assets or properties are bound or affected, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not materially adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the Transactions.

      SECTION 4.03 Governmental Consents and Approvals

      The execution, delivery and performance of this Agreement and the other Transaction Documents by the Purchaser do not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) as referred to in Section 4.03 of the Disclosure Schedule, and (b) as may relate to the Seller.

      SECTION 4.04 Litigation

      No claim, action, proceeding or investigation is pending or, to the knowledge of the Purchaser after due inquiry, threatened, which seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Purchaser's ability to consummate, the Transactions.

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                                    ARTICLE 5
                                    COVENANTS

      SECTION 5.01 [Deleted.]

      SECTION 5.02 Confidentiality Covenants; Records

            (A) Confidentiality Covenants. Each party acknowledges that it may have access to various items of Confidential Information (as hereinafter defined) of the other in the course of investigations and negotiations prior to Closing. Each party who receives any Confidential Information (a "Receiving Party") from any other party hereto, (the "Disclosing Party"), may disclose any such Confidential Information to such party's employees, attorneys, accountants, financial advisors or agents or representatives that have a need to know such Confidential Information to facilitate or assist with the consummation of the transactions contemplated hereby (collectively, "Representatives"), or the continuation of the Business by the Purchaser after the Closing Date. Subject to the foregoing exception, and the exception hereinafter set forth in Subsection 5.02(a)(i) below, (I) a Receiving Party shall keep, and shall cause its Representatives to keep, all Confidential Information received from a Disclosing Party hereunder strictly confidential and shall not disclose, and shall cause its Representatives not to disclose, any such Confidential Information to any third party; and (II) any Receiving Party and its Representatives shall not make any uses of Confidential Information received from a Disclosing Party except to facilitate or assist with the consummation of the transactions contemplated hereby or the continuation of the Business by the Purchaser after the Closing Date. Confidential Information shall include any business, financial, technical or other information, including, but not limited to, designs, drawings, know-how, trade secrets, business plans, forecasts, marketing plans or initiatives, customer, client and vendor lists, training materials developed by the Disclosing Party, information regarding the identities, qualifications and compensation being paid to key employees, information received from customers, vendors or clients with the expectation, whether explicit or implicit, that such information would be protected from disclosure or dissemination to third parties, and other information the value of which to the Disclosing Party is dependent on the non-disclosure of such information. Confidential Information shall not include information that, although disclosed or made available by a Disclosing Party or any of its Representatives to a Receiving Party or any of its Representatives, (A) can be obtained by persons not subject to confidentiality or use restrictions from public sources, including periodicals, government and industry publications and other media that is readily accessible to the public or competitors of the Disclosing Party, (B) has been disclosed by the Disclosing Party or any of its Representatives to any unaffiliated third parties without the imposition of any restrictions or prohibitions on disclosure or use thereof and has been, as a result, disclosed by that third party to other third parties, or (C) information that the Receiving Party can demonstrate was in its possession prior to its disclosure to the Receiving Party by the Disclosing Party or any of its Representatives, provided, however, that the Receiving Party had not obtained possession of such Confidential Information from any one that the Receiving Party knew or should have known was subject to restrictions on its right to disclose such information to the Receiving Party, either pursuant to an agreement or by reason of his position or relationship with the Disclosing Party.

                  (I) Disclosure Pursuant to Legal Process. If a Receiving Party is required by subpoena or other legal process, or by laws applicable to it, to disclose or produce any Confidential Information belonging to a Disclosing Party, then, the Receiving Party shall (A) provide the Disclosing Party prompt notice thereof and copies, if possible, and, if not, a description, of the Confidential Information requested or required to be produced so that Disclosing Party may seek an

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order to quash such subpoena or other legal process or an appropriate protective order or may elect to waive compliance with the provisions of this Section 5.03(a) as to any portion or all of such Confidential Information (B) consult with the Disclosing Party as to the advisability of taking legally available steps to quash or narrow such request, and (C) provide such reasonable cooperation as the Disclosing Party may request in connection with efforts by the Disclosing Party to quash the subpoena or other legal process or to obtain a protective order with respect to the Confidential Information being sought. If, in the absence of a protective order or the receipt of a waiver hereunder, a Receiving Party is nonetheless, in the opinion of its legal counsel, compelled to disclose or produce any such Confidential Information of the Disclosing Party to any tribunal legally authorized to request and entitled to receive such Confidential Information or to any government agency with which the Receiving Party is required by law to file any such Information or otherwise stand liable for contempt or suffer other censure or penalty or liability, the Disclosing Party may disclose or produce such Confidential Information to such tribunal or government agency, notwithstanding the fact that such information may, as a result become available to the public, without incurring liability hereunder to the Disclosing Party; provided, however, that the Receiving Party shall give the Disclosing Party written notice of the Confidential Information to be so disclosed or produced as far in advance of its disclosure or production as is practicable and shall use his best efforts to obtain, to the greatest extent practicable, an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information so required to be disclosed or produced. Disclosure of Confidential Information is also permitted in court or arbitration proceedings to the extent required to permit the Receiving Party to enforce its rights under the Transaction Documents provided the Receiving Party informs the Disclosing Party of the pending disclosure and cooperates with the Receiving Party in obtaining a protective order protecting such information from third parties.

                  (II) Termination of Confidentiality Obligations. The obligations of Purchaser and Seller under this Section 5.03(a) shall survive the Closing or termination of this Agreement for a period of five (5) years thereafter with respect to Confidential Information belonging to Purchaser or Seller.

            (B) In order to facilitate the resolution of any claims made against or incurred by the Seller (to the extent they relate to the Business) prior to the Closing, for a period of three (3) years after the Closing, the Purchaser shall (i) retain the books and records of the Seller (to the extent they relate to the Business) which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller's expense, photocopies), during normal business hours, to such books and records.

            (C) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing (to the extent they relate to the Business), for a period of three (3) years following the Closing, the Seller shall (i) retain all books and records of the Seller (to the extent they relate to the Business) which are not transferred to the Purchaser pursuant to this Agreement and which relate to the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser and
(ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

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      SECTION 5.03 Regulatory and Other Authorizations; Notices and Consents

            (A) Each of the Seller and the Purchaser will use its reasonable best efforts to obtain (or cause to be obtained) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

            (B) The Seller shall give promptly such notices to third parties and use its or their reasonable best efforts to obtain such third party consents and estoppel certificates as the Purchaser may reasonably deem necessary in connection with the transactions contemplated by this Agreement, including, without limitation, all third party consents that are necessary to give effect to the assignment of the Transferred Contracts.

            (C) The Purchaser shall cooperate and use its reasonable best efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates.

            (D) The Seller and the Purchaser agree that, in the event any consent, approval or authorization necessary to preserve for the Business, or any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Seller is a party is not obtained prior to the Closing and provided that the Purchaser has waived the condition precedent referred to in Section 7.02(d), the Seller will, subsequent to the Closing, cooperate with the Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller will use its reasonable best efforts to provide the Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement.

      SECTION 5.04 [Deleted.]

      SECTION 5.05 Further Action

      Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions.

      SECTION 5.06 Non-Compete Covenant, Preferred Provider

            (A) The Seller agrees that it will not at any time within the [*] year period immediately following the Closing, so long as the Purchaser or any of its Affiliates remains engaged in the Business (i) directly or indirectly compete with the Business in the United States or any other geographic areas in which the Business is now conducted, by means of a retail oligonucleotide operation in which Seller sells oligonucleotides directly to end-users or resellers, or (ii) solicit to employ any of the Continuing Employees.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

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            (B) However, notwithstanding the foregoing, Seller may (i)
manufacture and sell any oligonucleotides incorporating or using any of the Seller's proprietary technology, including that currently designated as MGB Eclipse, subject to the Supply Agreement, (ii) manufacture and sell any oligonucleotides, the production and sale of which are under any contract or arrangement between the Seller and a third party pursuant to which such third party uses such oligonucleotides as a component or raw material for another product (provided that Seller has a business relationship with such third party that is broader than solely the sale of such oligonucleotides as components or raw materials in the manner described in this subsection (b)(ii)), or (iii) manufacture any oligonucleotides useful or required for the Seller's research and development activities and solely for its own purposes, which purposes may not include sale.

            (C) Seller agrees that during the [*] year period immediately following the Closing and except as provided above, to the extent (i) the Seller requires non-proprietary oligonucleotides of the type routinely made by the Purchaser, (ii) the Seller intends to source such oligonucleotides externally, and (iii) the Purchaser is able to provide such oligonucleotides at prices, and with quality and service at least equal to that obtainable by the Seller from a third party, then the Seller shall order from the Purchaser exclusively all such oligonucleotides. In addition, if during such [*] year period, the Seller receives requests from a third party for non-proprietary oligonucleotides for retail resale, it will refer such third party to the Purchaser.

      SECTION 5.07 Remedy

      Except as otherwise provided herein (including, without limitation, as set forth in Section 8.05 hereof), none of the remedies provided in this Agreement for either Party, including termination of this Agreement or specific performance are the exclusive remedy of either Party for a breach of this Agreement. Except as otherwise provided herein, the parties shall have the right to seek injunctive or other equitable relief from any court of competent jurisdiction and such injunctive relief shall be cumulative and in addition to any other rights or remedies to which such other Party may be entitled.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

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                                   ARTICLE 6
                                EMPLOYEE MATTERS

      SECTION 6.01 Continuing Employees

            (A) [*]

            (B) Nothing in this Section shall obligate the Purchaser to offer employment in the identical job or with the identical responsibilities as such Continuing Employee was provided by the Seller. All Continuing Employees and Non-Continued Employees shall be terminated by Seller immediately prior to Closing. The Seller will be responsible for any and all payments due to any Continuing Employees or Non-Continued Employees for or as a result of their employment with the Seller prior to the Closing, including accrued vacation, unpaid wages due and owing to the Closing, and any employment related claims with respect to employment by Seller prior to the Closing.

            (C) The Purchaser agrees that to the extent that service is relevant for purposes of a Continuing Employee's eligibility to participate, vesting, and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by the Purchaser, the Purchaser shall credit service accrued or deemed accrued by such Continuing Employee prior to the Closing Date with the Seller. The Purchaser agrees that such service shall also apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations in respect of any employee benefit plan, program or arrangement established or maintained as of the Closing Date by the Purchaser; provided, however, that such crediting of service shall not operate to duplicate any benefit to any Continuing Employee, or the funding of any such benefit.

                                    ARTICLE 7
                          CONCURRENT CLOSING DELIVERIES

      SECTION 7.01 Concurrent Closing Deliveries of the Purchaser

      At or prior to the Closing, the Purchaser shall deliver to the Seller each of the following:

            (A) [Deleted.]

            (B) [Deleted.]

            (C) Resolutions of the Purchaser. The Purchaser shall have delivered to the Seller a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of the Transaction Documents and the consummation of the Transactions.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

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            (D) Incumbency Certificate. The Purchaser shall have delivered to the Seller a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign the Transaction Documents and the other documents to be delivered hereunder and thereunder.

            (E) Good Standing Certificates. The Purchaser shall have delivered to the Seller good standing and tax certificates (or analogous documents), dated as close as practicable to the Closing Date, from Pennsylvania and California, showing Purchaser to be in good standing and to have paid all taxes due in the applicable jurisdiction.

      SECTION 7.02 Concurrent Closing Deliveries of the Seller

      At or prior to the Closing, the Seller shall deliver to the Purchaser each of the following:

            (A) [Deleted.]

            (B) [Deleted.]

            (C) [Deleted.]

            (D) Third Parties Consents. The Seller shall have obtained and delivered to the Purchaser, the written consent of all third parties whose consent is required in order to give effect to the transactions contemplated in this Agreement, and in particular, in order to give effect to the assignment of the Transferred Contracts.

            (E) [Deleted.]

            (F) [Deleted.]

            (G) Resolutions of the Seller. The Seller shall have delivered to the Purchaser a true and complete copy, certified by the Secretary or Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of the Transaction Documents and the consummation of the Transactions.

            (H) Incumbency Certificate. The Seller shall have delivered to the Purchaser a certificate of the Secretary or Assistant Secretary of the Seller certifying the names and signatures of the officers of the Seller authorized to sign the Transaction Documents.

            (I) Amendment to Supply Agreement. The Seller shall have executed and delivered to the Purchaser a counterpart of the Amendment to Supply Agreement.

            (J) [Deleted.]

            (K) Opinion of Counsel. The Purchaser shall have received from counsel to Seller, an opinion dated the Closing Date, with the form and contents thereof reasonably satisfactory to the Purchaser and its counsel, including an opinion that approval of the Transactions by the stockholders of Seller has been obtained or is not necessary for the Seller to enter the Transaction Documents and perform thereunder.

            (L) Good Standing Certificates. The Seller shall have delivered to the Purchaser good standing and tax certificates (or analogous documents), dated as close as practicable to the Closing Date, from Delaware and California, showing Seller to be in good standing and to have paid all taxes due in the applicable jurisdiction.

                                   ARTICLE 8
                                INDEMNIFICATION

      SECTION 8.01 Survival of Representations and Warranties

            (A) The representations and warranties of the Seller contained in this Agreement shall survive the Closing until [*]; provided, however, that (i) the representations and warranties made pursuant to Section 3.15 shall survive until the expiration of the applicable statute of limitations. Neither the period of survival nor the liability of the Seller with respect to the Seller's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

            (B) The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing until [*]. Neither the period of the survival nor the liability of the Purchaser with respect to the Purchaser's representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Seller. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

      SECTION 8.02 Indemnification by the Seller

            (A) The Purchaser and its Affiliates, officers, directors, employees and agents (each a "Purchaser Indemnified Party") shall be indemnified and held harmless by the Seller for any and all damages, claims, costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees and expenses) (hereinafter a "Loss"), actually suffered or incurred by them arising out of or resulting from:

                  (I) the breach of any representation or warranty made by the Seller contained in this Agreement; or

                  (II) the breach of any covenant or agreement by the Seller contained in this Agreement; or

                  (III) any inaccuracy or misrepresentation made by the Seller, or its officers or directors in the Disclosure Schedule hereto.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

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      To the extent that the Seller's undertakings set forth in this Section
8.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser.

            (B) A Purchaser Indemnified Party shall give the Seller notice of any matter which a Purchaser Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, no later than sixty (60) days after such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Seller under this
Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII ("Third Party Claims") shall be governed by and be contingent upon the following additional terms and conditions: if a Purchaser Indemnified Party shall receive notice of any Third Party Claim, the Purchaser Indemnified Party shall give the Seller notice of such Third Party Claim no later than thirty (30) days (or such earlier date as may be necessary for the Seller to protect its rights appropriately) after the receipt by the Purchaser Indemnified Party of such notice; the Seller shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Purchaser Indemnified Party no later than ten days after the receipt of such notice from the Purchaser Indemnified Party. Notwithstanding anything to the contrary, Seller may not assume the defense if the named parties to the Third Party Claim (including any impleaded parties) include the Seller and the Purchaser Indemnified Party and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Purchaser Indemnified Party shall have the right to defend the Third Party Claim and to employ one separate counsel reasonably approved by the Seller at the expense of the Seller. If the Seller elects to assume the defense of any such Third Party Claim, the Purchaser Indemnified Party may participate in such defense, but at its sole expense. In the event that the Seller exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Purchaser Indemnified Party shall cooperate with the Seller in such defense and make available to the Seller, at the Seller's request and expense, the relevant witnesses, records, materials and information in the Purchaser Indemnified Party's possession or under the Purchaser Indemnified Party's control relating thereto as is reasonably required by the Seller. Similarly, in the event the Purchaser Indemnified Party is conducting the defense against any such Third Party Claim, the Seller shall cooperate with the Purchaser Indemnified Party in such defense and make available to the Purchaser Indemnified Party, at the Purchaser's request and expense, the relevant witnesses, records, materials and information in the Seller's possession or under the Seller's control relating thereto as is reasonably required by the Purchaser Indemnified Party. If the Seller elects to direct the defense of any Third Party Claim, the Purchaser Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such Third Party Claim unless the Seller consents in writing to such payment, or unless the Seller withdraws from the defense of such Third Party Claim, or unless a final judgment from which no appeal may be taken, is entered against the Purchaser for such Third Party Claim. If the Seller shall elect not to assume the defense of the Third Party Claim, the Purchaser Indemnified Party shall have the right to undertake the defense thereof, provided that the Purchaser Indemnified Party shall not settle such Third Party Claim or forego any appeal with respect thereto without the Seller's prior written consent, which consent will not be unreasonably withheld.

      SECTION 8.03 Indemnification by the Purchaser

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            (A) The Seller and its Affiliates, officers, directors, employees and agents (each a "Seller Indemnified Party"; a Seller Indemnified Party or a Purchaser Indemnified Party is referred to as an "Indemnified Party") shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

                  (I) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or

                  (II) the breach of any covenant or agreement by the Purchaser contained in this Agreement; or

                  (III) any inaccuracy or misrepresentation made by the Purchaser, or its officers or directors in the Disclosure Schedule hereto.

      To the extent that the Purchaser's undertakings set forth in this Section
8.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

            (B) A Seller Indemnified Party shall give the Purchaser notice of any matter which such Seller Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, no later than sixty (60) days after such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Purchaser under this Article VIII with respect to Losses arising from Third Party Claims shall be governed by and be contingent upon the following additional terms and conditions: if a Seller Indemnified Party shall receive notice of any Third Party Claim, such Seller Indemnified Party shall give the Purchaser notice of such Third Party Claim no later than thirty (30) days (or such earlier date as may be necessary for the Purchaser to protect its rights appropriately) after the receipt by the Seller Indemnified Party of such notice. The Purchaser shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to such Seller Indemnified Party no later than ten days after the receipt of such notice from the Seller Indemnified Party. Notwithstanding anything to the contrary, Purchaser may not assume the defense if the named parties to the Third Party Claim (including any impleaded parties) include the Purchaser and the Seller Indemnified Party and the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Seller Indemnified Party shall have the right to defend the Third Party Claim and to employ one separate counsel reasonably approved by the Purchaser at the expense of the Purchaser. If the Purchaser elects to assume the defense of any such Third Party Claim, the Seller Indemnified Party may participate in such defense, but at its sole expense. In the event that the Purchaser exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Seller Indemnified Party shall cooperate with the Purchaser in such defense and make available to the Purchaser, at the Purchaser's request and expense, the relevant witnesses, records, materials and information in the Seller Indemnified Party's possession or under the Seller Indemnified Party's control relating thereto as is reasonably required by the Purchaser. Similarly, in the event the Seller Indemnified Party is conducting the defense against any such Third Party Claim, the Purchaser shall cooperate with the Seller Indemnified Party in such defense and make available to the Seller Indemnified Party, at the Seller Indemnified Party's request and expense, the relevant witnesses, records, materials and

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information in the Purchaser's possession or under the Purchaser's control relating thereto as is reasonably required by the Seller Indemnified Party. If the Purchaser elects to direct the defense of any Third Party Claim, the Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such Third party Claim, unless the Purchaser consents in writing to such payment, or unless the Purchaser withdraws from the defense of such Third Party Claim, or unless a final judgment from which no appeal may be taken is entered against the Seller for such Third Party Claim. If the Purchaser shall elect not to assume the defense of the Third Party Claim, the Seller Indemnified Party shall have the right to undertake the defense thereof, provided that the Seller Indemnified Party shall not settle such Third Party Claim or forego any appeal with respect thereto without the Purchaser's prior written consent, which consent will not be unreasonably withheld.

      SECTION 8.04 Limits on Indemnification

      Notwithstanding anything to the contrary contained in this Agreement: (i) no Party shall be liable for any indirect, special, incidental or consequential Losses; (ii) no indemnification shall arise under this Agreement for any breach or Third Party Claim which results from or is increased wholly or partly as a result of any change in applicable Laws after the date hereof, (iii) a party providing indemnification hereunder, (an "Indemnifying Party") shall not be liable for any claim for indemnification pursuant to any provision of this Agreement, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds USD $[*]: (iv) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in any provision of this Agreement, as the case may be, shall be an amount equal to USD $[*] in the aggregate , and (v) with respect to contingent or unquantifiable Losses, no payment will be due by any Indemnifying Party unless and until the relevant Losses cease to be contingent or may be quantified.

      No Party shall have any liability under any provision of this Agreement for any Losses to the extent that such Losses relate to, wholly or partly, or are increased in any way as a result of actions, omissions or failure to mitigate by the other Party or its Affiliates, officers, directors, employees and agents. Each Party shall take and shall cause to be taken all commercially reasonable steps to mitigate all such Losses immediately after becoming aware of any event that could reasonably be expected to give rise to such Losses.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

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      The computation of the Losses pursuant to this Article VIII shall be made after deducting therefrom (i) any Tax benefit to the Indemnified Party, or (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable (or, with respect to insurance proceeds, which would have been recoverable had the relevant Indemnified Party maintained in full force and effect under the same terms and conditions the insurance policies maintained by the other Party or its Affiliates immediately prior to the Closing Date) by the Indemnified Party from any third party with respect thereto. In addition, any amount recovered by an Indemnified Party from third parties with respect to a Loss which has already been indemnified by an Indemnifying Party shall be promptly repaid by the Indemnified Party to the Indemnifying Party.

      SECTION 8.05 [*]

      [*]

      SECTION 8.06 No Rescission

      Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein or in the Ancillary Agreements shall give rise to any right on the part of the Purchaser to rescind this Agreement or any of the transactions contemplated hereby.

                                    ARTICLE 9
                                     WAIVER

      SECTION 9.01 Waiver

      Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

EXECUTION COPY                                                       EXHIBIT 2.1


                                   ARTICLE 10
                               GENERAL PROVISIONS

      SECTION 10.01 Expenses

      Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

      SECTION 10.02 Notices

      All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the relevant Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

            (A) if to the Seller:

                        Epoch Biosciences, Inc.
                        21720 23rd Drive, S.E.
                        Bothell, Washington  98021
                        Attn:  Chief Executive Officer

                        with a copy to:

                        Stradling Yocca Carlson & Rauth
                        660 Newport Center Drive, Suite 1600
                        Newport Beach, California  92660
                        Attn:  Lawrence B. Cohn

            (B) if to the Purchaser:

                        Eurogentec North America, Inc.
                        3701 Market Street, 4th Floor
                        Philadelphia, Pennsylvania  19104
                        Attn: Chief Executive Officer

                        with a copy to:

                        Luce, Forward, Hamilton & Scripps
                        600 West Broadway, Suite 2600
                        San Diego, California 92101
                        Attn:  P. Blake Allen

EXECUTION COPY                                                       EXHIBIT 2.1


      SECTION 10.03 Public Announcements

      No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement. Notwithstanding the foregoing, either Party may make an announcement concerning the purchase and sale of the Business or any ancillary matter without prior notification to the other Party if required by (i) the laws of any relevant jurisdiction, or (ii) any securities exchange or regulatory or governmental body to which either Party is subject or submits, wherever situated, whether or not the requirement has the force of law, provided, however, that in the case of clause (i) or (ii), the relevant Party shall take all such steps as may be reasonable and practicable under the relevant circumstances to agree on the contents of such announcement with the other Party before making such an announcement.

      SECTION 10.04 Headings

      The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 10.05 Severability

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

      SECTION 10.06 Entire Agreement

      The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

      SECTION 10.07 Assignment

      This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller and the Purchaser).

      SECTION 10.08 No Third Party Beneficiaries

      This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and, except as expressly permitted herein or pursuant to Article VIII with respect to the Purchaser Indemnified Party and the Seller Indemnified Party, nothing herein is intended to or shall confer upon any other Person, any right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

      SECTION 10.09 Amendment

EXECUTION COPY                                                       EXHIBIT 2.1


      This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser, or (b) by a waiver in accordance with Section 9.03.

      SECTION 10.10 Governing Law; Dispute Resolution

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of California for contracts made and to be performed in that state. All disputes arising out or in connection with this Agreement shall be finally settled under the rules then in effect of the American Arbitration Association ("AAA"). The seat of the arbitration shall be in San Diego, California and the arbitration shall be held in English. The parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within ten (10) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as the sole arbitrator, provided that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction. The prevailing party in any such arbitration or other proceeding brought in accordance with this Section 10.10, shall be reimbursed for its reasonable attorneys' fees and disbursements and costs incurred in connection therewith by the non-prevailing party. EACH PARTY HEREBY WAIVES THE RIGHT TO SUBMIT ANY DISPUTE, CLAIM OR CAUSE OF ACTION THAT IT MAY HAVE AGAINST ANY OTHER OF THE PARTIES HERETO TO A PUBLIC TRIBUNAL FOR JURY OR NON-JURY TRIAL.

      SECTION 10.11 Counterparts

      This Agreement may be executed in one or more counterparts which may be facsimile copies, and by the different Parties in separate counterparts which may be facsimile copies, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

EXECUTION COPY                                                       EXHIBIT 2.1


      IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                  SELLER:

                                  EPOCH BIOSCIENCES, INC.



                                  By:  /s/ William G. Gerber, M.D.
                                       -------------------------------------
                                       William G. Gerber, M.D.
                                       President and Chief Executive Officer



                                  PURCHASER:

                                  EUROGENTEC NORTH AMERICA, INC.



                                  By:  /s/ Jean-Pierre Delwart
                                       -------------------------------------
                                       Jean-Pierre Delwart
                                       President and Chief Executive Officer